Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Carole Crosslin
Director, Corporate Communications
(336) 424-7836
carole_crosslin@vfc.com

VF GENERAL COUNSEL & SECRETARY TO RETIRE; SUCCESSOR NAMED

Greensboro, N.C. – DATE – VF Corporation (NYSE: VFC), a leader in branded lifestyle apparel, today announced that Candace S. Cummings, Vice President – Administration, General Counsel & Secretary, and a member of VF’s Operating Committee, will retire on April 30, 2012, after more than 17 years of service to the company. Laura C. Meagher, Vice President – Deputy General Counsel, will be named Vice President – General Counsel & Secretary and join VF’s Operating Committee effective May 1, 2012.

Cummings, 64, began her VF career in 1995 as Vice President – General Counsel, and became Vice President – Administration and General Counsel in 1996 and Secretary in 1997. She is VF’s first General Counsel and was responsible for the establishment of VF’s global Law Department. Throughout her career, she has provided legal oversight to support VF’s growth, which has involved more than 20 acquisitions, including major brands such as The North Face®, Vans®, Nautica® and Timberland®, as well as dramatic international expansion. She was instrumental in the development of VF’s Global Compliance Principles and currently serves on of the Board of Worldwide Responsible Accredited Production (WRAP).

“The past two decades have included many milestones for VF, from significant acquisitions, to international expansion, to substantial increases in our direct-to-consumer capabilities,” said Eric C. Wiseman, VF Chairman and Chief Executive Officer. “These milestones would not have been achievable without strong legal guidance, and we have been fortunate to have had Candace’s leadership in this area. We thank her for her many years of passionate service and dedication to our company. And while we will all miss having Candace on our team, we are very happy for her as she begins a new chapter in her life.”

Cummings commented: “It has been a joy and a privilege to serve this outstanding company. I have incredible admiration for the dedication and talent of all of our VF associates, who strive every day to make this company the great success that it is and no doubt will continue to be. I am especially proud of my exceptional Legal team, and I am thrilled to have Laura as my successor.”

Meagher has been practicing corporate law for more than 22 years, eight of those with VF Corporation. She will assume overall responsibility for VF’s legal function, including compliance with securities laws, mergers and acquisitions, general corporate law and corporate governance, and intellectual property law and litigation.

Meagher joined VF in 2004 as Assistant General Counsel. In 2008, she was named to her current role, Vice President – Deputy General Counsel, where she has provided expertise on securities laws, mergers and acquisitions and corporate governance matters, as well as providing legal oversight for VF’s Outdoor & Action Sports and Contemporary Brands coalitions.

“Laura has played an important role on our Legal team and, most recently, was integral in our 2011 acquisition of The Timberland Company,” Wiseman added. “I have complete confidence in Laura, and I’m pleased to have her assume this important leadership position at VF.”

About VF

VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands. The company’s top six brands are The North Face®, Wrangler®, Timberland®, Vans®, Lee® and Nautica®; other brands include 7 For All Mankind®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, John Varvatos®, Kipling®, lucy®, Majestic®, Napapijri®, Red Kap®, Reef®, Riders® , Splendid® and Smartwool®.

VF Corporation’s press releases, annual report and other information can be accessed through the company’s home page, www.vfc.com.